Exhibit 99.1

Press Release

Contacts:	Terry Sanford, EVP & CFO
Carriage Services, Inc.
713-332-8400

Ken Dennard / ksdennard@drg-e.com
Kip Rupp / krupp@drg-e.com
DRG&E / 713-529-6600
CARRIAGE SERVICES ANNOUNCES
2010 SECOND QUARTER RESULTS
Company Increases Rolling Four Quarter Outlook
HOUSTON – AUGUST 4, 2010 – Carriage Services, Inc. (NYSE: CSV) today announced results for the second quarter ended June 30, 2010, as follows:
SECOND QUARTER FINANCIAL RESULTS
•	Total Revenue of $44.5 million, essentially flat compared to the second quarter of 2009

•	Total Field EBITDA of $15.9 million, an increase of 2.3% compared to $15.6 million in 2009

•	Consolidated EBITDA of $11.1 million compared to $10.9 million in 2009

•	Consolidated EBITDA Margin of 24.9%, up 40 basis points from 2009

•	Net Income of $2.3 million, or $0.13 per diluted share, compared to $2.0 million, or $0.12 per diluted share in 2009

•	Free Cash Flow of $9.7 million, an increase of 50% compared to $6.5 million in 2009
     “Carriage’s near and longer term prospects continue to be on the rise,” stated Melvin C. Payne, Chairman and Chief Executive Officer. “We were able to increase earnings per share on flat total revenues as incremental trust funds income more than offset weakness in our preneed cemetery property performance. Moreover, we had one of the strongest Free Cash Flow quarters ever, which financed most of the cash used for our second quarter acquisitions.”
     “We became increasingly focused during the second quarter on execution of our Strategic Acquisition Model, which is yielding excellent results. We closed four acquisitions in the second quarter of 2010 and are actively evaluating numerous opportunities. As consolidation in our industry continues, we are confident that we can selectively grow by acquisition in 10-15 strategic markets consistent with our five year growth goals.”
     “As a result of our second quarter acquisitions, increased trust fund performance and stable operational trends, we are increasing our Rolling Four Quarter EPS Outlook range to $0.48 — $0.52 per share from the $0.43 — $0.47 per share previously forecast. The new EPS Outlook range is a material increase to our most recent actual calendar year 2009 EPS of $0.40,” concluded Mr. Payne.
TREND REPORTING
     Management monitors consolidated same store and acquisition field operating and financial results both on a five year and most recent rolling four quarters basis (“Trend Reports”) to reflect long term and short term trends and seasonality. “Acquisition” is defined as businesses acquired since January 1, 2006. This classification of acquisitions has been important to management and investors in monitoring the results of these businesses and to gauge the leveraging performance contribution that a selective acquisition program can have on the total company performance. The Trend Reports highlight trends in volumes, operating revenues, financial revenues, Field EBITDA (controllable profit), Field EBITDA Margin (controllable profit margin), the components of overhead, and interest expense (capital structure cost). Trend reporting allows management to focus on the key operational and financial drivers relevant to the longer term performance and valuation of the Company’s portfolio of deathcare businesses. Please visit the Investor Relations homepage of Carriage Services’ web site at www.carriageservices.com for a link to the five year Annual and Quarterly (most recent five quarters) Trend Reports.

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Period Ended June 30, 2010
($000’s)

	Quarter 2	Quarter 2	Six Months Ended	Six Months Ended
	2009	2010	June 2009	June 2010
CONTINUING OPERATIONS

Same Store Contracts
Atneed Contracts	3,981	3,896	8,196	8,156
Preneed Contracts	940	968	2,014	2,006

Total Same Store Funeral Contracts	4,921	4,864	10,210	10,162

Acquisition Contracts
Atneed Contracts	853	899	1,753	1,851
Preneed Contracts	199	223	417	504

Total Acquisition Funeral Contracts	1,052	1,122	2,170	2,355

Total Funeral Contracts	5,973	5,986	12,380	12,517

Funeral Operating Revenue
Same Store Revenue	$26,153	$25,752	$54,753	$54,219
Acquisition Revenue	4,206	4,760	8,723	10,132

Total Funeral Operating Revenue	$30,359	$30,512	$63,476	$64,351

Cemetery Operating Revenue
Same Store Revenue	$9,893	$8,916	$18,338	$16,672
Acquisition Revenue	1,843	1,548	3,268	3,088

Total Cemetery Operating Revenue	$11,736	$10,464	$21,606	$19,760

Financial Revenue
Preneed Funeral Commission Income	$502	$497	$1,090	$1,185
Preneed Funeral Trust Earnings	935	1,426	2,070	2,989
Cemetery Trust Earnings	613	1,211	1,347	2,248
Preneed Cemetery Finance Charges	405	407	764	831

Total Financial Revenue	$2,455	$3,541	$5,271	$7,253

Total Revenue	$44,550	$44,517	$90,353	$91,364

Field EBITDA
Same Store Funeral Field EBITDA	$9,946	$10,186	$22,006	$22,237
Same Store Funeral Field EBITDA Margin	36.0%	36.8%	38.0%	38.1%

Acquired Funeral Field EBITDA	$1,398	$1,495	$2,877	$3,199
Acquired Funeral Field EBITDA Margin	33.2%	31.4%	33.0%	31.6%

Total Funeral Field EBITDA	$11,344	$11,681	$24,883	$25,436
Total Funeral Field EBITDA Margin	35.7%	36.0%	37.3%	37.1%

Same Store Cemetery Field EBITDA	$3,591	$3,710	$6,123	$6,605
Same Store Cemetery Field EBITDA Margin	33.2%	35.6%	30.2%	33.8%

Acquired Cemetery Field EBITDA	$615	$518	$1,087	$1,101
Acquired Cemetery Field EBITDA Margin	31.9%	31.4%	31.6%	33.3%

Total Cemetery Field EBITDA	$4,206	$4,228	$7,210	$7,706
Total Cemetery Field EBITDA Margin	33.0%	35.0%	30.4%	33.7%

Total Field EBITDA	$15,550	$15,909	$32,093	$33,142
Total Field EBITDA Margin	34.9%	35.7%	35.5%	36.3%

Overhead
Total Variable Overhead	$516	$617	$1,527	$1,658
Total Regional Fixed Overhead	710	780	1,471	1,557
Total Corporate Fixed Overhead	3,415	3,430	6,788	7,099

Total Overhead	$4,641	$4,827	$9,786	$10,314
	10.4%	10.8%	10.8%	11.3%

Consolidated EBITDA	$10,909	$11,082	$22,307	$22,828
Consolidated EBITDA Margin	24.5%	24.9%	24.7%	25.0%

Property Depreciation & Amortization	$2,795	$2,488	$5,399	$4,957
Restricted Stock Amortization	256	333	498	612
Interest Expense	4,660	4,572	9,259	9,125
Other (Income)	(220)	(252)	(223)	(469)

Pretax Income	$3,418	$3,941	$7,374	$8,603
Income tax	1,384	1,642	2,986	3,530

Net income	$2,034	$2,299	$4,388	$5,073

	4.6%	5.2%	4.9%	5.6%

Diluted EPS	$0.12	$0.13	$0.25	$0.29
Diluted Shares Outstanding	17,379,672	17,752,840	17,410,697	17,707,000

CONSOLIDATED OPERATING RESULTS
     Total revenue for the second quarter of 2010 was essentially flat at $44.5 million compared to $44.6 million reported in last year’s second quarter. Current period increases in Funeral Operating Revenue and Financial Revenue made up for the decline from record Cemetery Revenue in the second quarter of 2009.
     Consolidated EBITDA in the 2010 second quarter was up slightly to $11.1 million versus $10.9 million in last year’s second quarter and Consolidated EBITDA Margin increased to 24.9% compared to Consolidated EBITDA Margin of 24.5% in the second quarter last year primarily because of the higher trust fund earnings. Carriage earned $0.13 per diluted share for the second quarter of 2010 compared to $0.12 per diluted share in the same period last year as Net Income increased 13%.
FUNERAL OPERATIONS
     Second quarter Total Funeral Operating Revenue was $30.5 million compared to $30.4 million in the prior year quarter. Same Store contract volume was down 1.2%, while Total Funeral contracts were slightly higher compared to the prior year quarter because of our new acquisitions, and the average revenue per contract increased 1.8%. The cremation rate for the second quarter increased to 42.9% compared to 41.8% last year. An initiative to increase the average revenue per cremation contract, largely by converting direct cremations to cremations with services, continues to gain traction and helped not only the cremation average but also customer satisfaction levels with cremation families. Cremations with services have grown from 44.7% of total cremation contracts in the second quarter of 2009 to 45.9% for the second quarter of 2010. As a result of this continuing initiative, which includes new training and new merchandise options for client families, the average revenue per cremation contract in the current quarter increased 8.3% to $2,969 from the second quarter of 2009.
     Total Funeral Field EBITDA increased to $11.7 million compared to $11.3 million in the second quarter of 2009 as Funeral Financial Revenue contributed an incremental $0.5 million to Total Funeral Field EBITDA, and the related Total Funeral Field EBITDA Margin increased from 35.7% to 36.0%.
CEMETERY OPERATIONS
     Cemetery Operating Revenue totaled $10.5 million in the second quarter of 2010 compared to $11.7 million last year, a decline of 10.3%. We set successive monthly records in April and May 2009 for preneed cemetery property sales during last year’s second quarter which made for a difficult revenue comparison. While our second quarter preneed property revenue declined by

23.6%, our atneeed interments were up by 6%, atneed revenues increased by 11%, and trust fund earnings increased 100% to $1.2 million. Notwithstanding the lower cemetery operating revenue, Cemetery Field EBITDA was flat at $4.2 million and Cemetery Field EBITDA Margin increased 200 basis points from 33% to 35% due to higher atneed gross profit and higher trust fund earnings. Since the beginning of the year, we have upgraded the Managing Partners in several of our largest cemeteries, as we are attracting higher quality, proven leadership compared to the past. As these Managing Partners settle into their new roles, we expect improving preneed property sales and financial performance over the remainder of the year and thereafter.
FINANCIAL REVENUE
     Our Total Financial Revenue includes preneed funeral insurance commission income, earnings from three types of trust funds and finance charges on our preneed cemetery receivables portfolio. Total Financial Revenue increased by approximately $1.1 million because of higher income from the trust funds, a benefit from the successful repositioning strategy we executed during the last 18 months. While the higher contribution to earnings from our trust funds is difficult to forecast on a monthly or quarterly basis, we expect a significantly higher contribution in the future versus the past on a year over year basis over a multi-year timeframe.
ACQUISITIONS
     We acquired one cemetery and three funeral home businesses during the second quarter of 2010 for approximately $15.5 million: Glacier Memorial Gardens in Kalispell, Montana on April 28, 2010; Austin Funeral Home in Whitefish, Montana and Columbia Mortuary in Columbia Falls, Montana on June 9, 2010; Heritage Memorial Services in Huntington Beach, California on June 15, 2010; and Fuller Funeral Homes and Cremation Services in Cape Coral and Naples, Florida on June 30, 2010.
     Glacier Memorial Gardens, Austin Funeral Home and Columbia Mortuary will be integrated into one of our top performing businesses, Johnson-Gloschat Funeral Home and Crematory in Kalispell, Montana. These businesses compliment each other as we expand our presence in the Flathead Valley near Glacier National Park, a rapidly growing market which is one of our designated strategic markets. We estimate that these three businesses, once fully integrated, should annually perform 130 interments, 180 funeral services, and produce revenue in the range of $0.9 to $1.0 million with Field EBITDA of approximately $0.2 — $0.3 million.
     Heritage Memorial Services currently performs approximately 570 funeral services annually and is forecast to generate annual revenue in the range of $1.8 to $2.0 million and Funeral Field EBITDA in the range of $0.5 to $0.7 million upon completion of its integration. This acquisition expands our presence in the greater Los Angeles market which has become one of our high priority strategic markets.
     Fuller Funeral Homes and Cremation Services consists of five facilities, currently performs approximately 1,800 funeral services annually and is forecast to generate annual revenue in the range of $5.5 to $5.8 million and Funeral Field EBITDA in the range of $1.3 to $1.6 million upon completion of the integration process. With this transaction, Carriage secured the vast majority of the Naples, Florida market. We view the Central Florida market in and around Tampa/St. Petersburg to Orlando as a large strategic market with strong demographic trends and numerous large, quality independent businesses. We will focus our acquisition efforts in this area and expect to make other acquisitions in the future.
     These acquisitions are expected to add materially to our new acquisition portfolio performance (those businesses acquired since 2006) and the company’s diluted EPS. Accordingly, we have updated and increased our Rolling Four Quarter Outlook. These acquisitions closed too late in the second quarter to have a material impact on our current results. Looking forward over the next four quarters, we expect these acquisitions to add approximately 5¢ to diluted earnings per share depending on the degree to which our integration process is complete.
     We are encouraged by the current level of acquisition activity and the quality and size of the candidates, as the acquisition landscape and Carriage’s relative positioning and opportunity continues to improve. We have established a policy of announcing acquisitions when we have closed the transaction and integrating expected proforma results of newly announced acquisitions into our Rolling Four Quarter Outlook in conjunction with the subsequent quarterly earnings release.
TRUST FUND PERFORMANCE
     Last year we reported on the significant increase in the market value and income in our three types of trust funds that was a result of a repositioning strategy coordinated with our investment advisor. The market value of our discretionary accounts (about 80% of total) decreased by $1.4 million or 0.9% during the first six months of 2010 to $153.6 million, as both the corporate equity and fixed income markets underwent a significant correction in the second quarter. As a result of the substantial unrealized gains at the end of the first quarter of 2010, we began to take selective gains in our discretionary trusts during the second quarter which had a meaningful impact on our financial revenue for the quarter. Total equity gains realized were in excess of $10 million, all of which were reinvested into our fixed income portfolio during the second quarter, increasing our annual income from $7.1 million at March 31, 2010 to $8.1 million at June 30, 2010 in our discretionary trust portfolio.
     We plan to realize additional selective gains in our preneed funeral and cemetery merchandise and service trusts over the balance of 2010, causing the gains to be allocated to individual contracts which will be reflected as higher financial revenue as these contracts mature in the future.
     We expect that realization of our unrealized gains will increasingly be reflected over time in the new Total Financial Revenue section of our trend reports. Together with our much higher and sustainable level of interest income from our fixed income portfolio, Total Financial Revenue should become an increasingly material contributor to Carriage’s EPS in future years. Shown below are consolidated performance metrics for the combined trust fund portfolios (preneed funeral, cemetery merchandise and services and cemetery perpetual care) at key dates.
($ in 000’s)
Discretionary Accounts
CSV Trust Funds Market Value, Income and Yield

		Est.	Yield	Unrealized
	Market	Annual	on	Gain /
Date	Value	Income*	Cost	(Loss)

12/31/08	$101,554	$5,431	5.27%	$(25,753)
12/31/09	$155,053	$7,170	7.65%	$34,965
03/31/10	$165,368	$7,063	7.42%	$43,578
06/30/10	$153,621	$8,064	6.95%	$25,416
Total Trust Funds
CSV Trust Funds Cost, Market Value, Gain (Loss)

	Cost	Market	Unrealized
Date	Basis	Value	Gain / (Loss)

12/31/08	$167,242	$138,537	$(28,705)
12/31/09	$163,079	$198,113	$35,034
03/31/10	$164,519	$208,637	$44,118
06/30/10	$185,586	$203,047	$17,461

*	Estimated Annual Income adjusted starting Q4 2009 to reflect current portfolio holdings.
Investment Performance

	Discretionary				Investment
	Accounts		Total Trust Funds		Performance(1)	Index Performance(1)
	Growth	% Growth	Growth	% Growth	CSV Total				50/50 index
Timeframe	Amount	in MV	Amount	in MV	Trust Funds (1)	DJIA	S&P 500	NASDAQ	Benchmark
1 year ending 12/31/09	$53,499	52.7%	$59,576	43.0%	47.4%	18.8%	23.5%	43.9%	16.2%
6 months ending 06/30/10	$(1,432)	-0.9%	$4,934	3.1%	0.2%	-6.3%	-6.7%	-7.0%	-0.7%

(1)	Investment performance includes realized income and unrealized appreciation.
CSV Trust Funds: Portfolio Profile

	06/30/2010		06/30/2010
	Discretionary Trust Funds		Total Trust Funds
Asset Class	MV	%	MV	%

Equities	$62,593	41%	$73,169	36%
Fixed Income	$86,940	56%	$110,428	54%
Cash	$4,088	3%	$19,450	10%

Total Portfolios	$153,621	100%	$203,047	100%

CASH FLOW
     Carriage produced Free Cash Flow (defined as cash flow from operations less maintenance capital expenditures) of $9.7 million during the second quarter of 2010 compared to Free Cash Flow of $6.5 million for the corresponding 2009 period, an increase of $3.2 million. The sources and uses of cash for the first six months of 2010 consisted of the following (in millions):

Cash flow provided by operations	$14.5

Cash used for maintenance capital expenditures	(3.4)

Free Cash Flow	$11.1

Cash at beginning of year	3.6

Acquisitions	(15.5)

Borrowings under credit facility	3.2

Cash used for growth capital expenditures – funeral homes	(0.1)

Cash used for growth capital expenditures – cemeteries	(0.9)

Other investing and financing activities, net	(0.1)

Cash at June 30, 2010	$1.3

Credit Facility borrowing at June 30, 2010	$3.2

FOUR QUARTER OUTLOOK
     The Four Quarter Outlook ranges for the rolling four quarter period ending June 30, 2011 are intended to approximate what the Company believes will be the sustainable earning power of its portfolio of deathcare assets over the next four quarters as its three models are effectively executed. Performance drivers include funeral contract volumes, cremation mix, preneed sales, preneed maturities and deliveries, average revenue per service, financial revenue and overhead items. Other variables include the outstanding amounts under our bank credit facility, our effective tax rate which is currently estimated to be approximately 40%, and the estimated number of diluted shares outstanding which is currently estimated to be approximately 17.8 million.
     We have revised upward our Rolling Four Quarter Outlook primarily because of the acquisitions that closed during the second quarter of 2010. Though we expect to acquire additional businesses during the next twelve months, we have not forecast any acquisitions in the Four Quarter Outlook ending June 30, 2011 because of the uncertainty as to the timing and size of acquisitions.

     ROLLING FOUR QUARTER OUTLOOK – Period Ending June 30, 2011
     (amounts in millions, except per share amounts)

Range
Revenues	$187 - $193
Field EBITDA	$64.5 - $67.5
Field EBITDA Margin	34% - 35%
Total Overhead	$21 - $22

Consolidated EBITDA	$44.4 - $45.6
Consolidated EBITDA Margin	23% - 24%

Interest	$18.5
Depreciation & Amortization	$11.7
Income Taxes	$5.7 – $6.2
Net Income	$8.5 – $9.2
Diluted Earnings Per Share	$0.48 – $0.52
Free Cash Flow	$15.6 – $16.8
     Revenue and earnings for the four quarter period ending June 30, 2011 are expected to increase materially relative to the full calendar year ended December 31, 2009, in which Carriage earned $0.40 per diluted share, for the following reasons:
•	Increase in Funeral Revenue and Funeral Field EBITDA from the four acquisitions in 2nd quarter 2010

•	Increase in the average revenue per funeral service

•	Higher financial revenue

Long Term Outlook – Through 2014 (Base Year 2009)
Revenue growth of 6-7% annually, including acquisitions
Consolidated EBITDA growth of 8-10% annually, including acquisitions
Consolidated EBITDA Margin range of 24-26%
EPS growth of 14-16% annually, including acquisitions
CONFERENCE CALL
     Carriage Services has scheduled a conference call for tomorrow, Thursday, August 5, 2010 at 10:30 a.m. eastern time. To participate in the call, please dial 480-629-9773 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A telephonic replay of the conference call will be available through August 12, 2010 and may be accessed by dialing 303-590-3030 and using pass code 4331223#. An audio archive will also be available on the company’s website at www.carriageservices.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at 713-529-6600 or email kcroan@drg-e.com.
     Carriage Services is a leading provider of death care services and products. Carriage operates 145 funeral homes in 25 states and 33 cemeteries in 12 states.
USE OF NON-GAAP FINANCIAL MEASURES
     This press release uses the following Non-GAAP financial measures “free cash flow” and “EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses Field EBITDA and Field EBITDA Margin to monitor and compare the financial performance of the individual funeral and cemetery field businesses. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. Reconciliations of the Non-GAAP financial measures to GAAP measures are provided at the back of the press release.
     The Company categorizes its general and administrative expenses into three categories of overhead: (1) variable overhead, (2) regional fixed overhead and (3) corporate fixed overhead. Variable overhead consists of cost and expense such as incentive compensation which will vary with profitability and legal expense unrelated to day to day operations. Regional fixed overhead and corporate fixed overhead represent the cost and expenses of regional operations leaders and the home office and will not vary as a result of profitability.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2009, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
– Financial Statements and Tables to Follow –

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, expect share data)

	December 31,	June 30,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$3,616	$1,338
Accounts receivable, net of allowance for bad debts	15,177	14,233
Inventories and other current assets	14,683	12,567

Total current assets	33,476	28,138

Preneed cemetery and funeral trust investments	183,484	175,806
Preneed receivables, net of allowance for bad debts	16,782	23,843
Receivables from preneed funeral trusts	14,629	22,794
Property, plant and equipment, net of accumulated depreciation	124,800	125,517
Cemetery property	71,661	71,364
Goodwill	166,930	181,502
Deferred charges and other non-current assets	7,536	8,747

Total assets	$619,298	$637,711

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt and obligations under capital leases	$558	$597
Accounts payable and accrued liabilities	20,914	24,000

Total current liabilities	21,472	24,597

Senior long-term debt, net of current portion	131,898	131,981
Bank credit facility	—	3,200
Convertible junior subordinated debenture due in 2029 to an affiliated trust	93,750	92,858
Obligations under capital leases, net of current portion	4,418	4,352
Deferred preneed cemetery and funeral revenue	75,834	90,349
Deferred preneed cemetery and funeral receipts held in trust	143,101	135,661
Care trusts’ corpus	40,403	39,985

Total liabilities	510,876	522,983

Commitments and contingencies
Redeemable Preferred Stock	200	200

Stockholders’ equity
Common Stock	204	208
Additional paid-in capital	197,034	198,270
Accumulated deficit	(79,016)	(73,950)
Treasury stock	(10,000)	(10,000)

Total stockholders’ equity	108,222	114,528

Total liabilities and stockholders’ equity	$619,298	$637,711

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2009	2010	2009	2010
Revenues	$44,550	$44,517	$90,353	$91,364
Field costs and expenses	32,749	32,485	66,026	65,814

Gross profit	11,801	12,032	24,327	25,550
Corporate costs and expenses	3,943	3,771	7,917	8,291

Operating income	7,858	8,261	16,410	17,259
Interest expense, net of interest and other income	(4,440)	(4,320)	(9,036)	(8,656)

Income before income taxes	3,418	3,941	7,374	8,603
Provision for income taxes	(1,384)	(1,642)	(2,986)	(3,530)

Net income	2,034	2,299	4,388	5,073
Preferred stock dividend	4	3	7	7

Net income available to common stockholders	$2,030	$2,296	$4,381	$5,066

Basic earnings per common share:	$0.12	$0.13	$0.25	$0.29

Diluted earnings per common share:	$0.12	$0.13	$0.25	$0.29

Weighted average number of common and common equivalent shares outstanding:
Basic	17,119	17,504	17,235	17,472

Diluted	17,379	17,752	17,410	17,707

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands, except per share data)

	For the six months ended June 30,
	2009	2010
Cash flows from operating activities:
Net income	$4,388	$5,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,799	5,318
Provision for losses on accounts receivable	1,954	1,903
Stock-based compensation expense	907	949
Deferred income taxes	2,986	3,282
Other	(108)	(465)
Changes in operating assets and liabilities that provided (required) cash:
Accounts and preneed receivables	(1,226)	(1,306)
Inventories and other current assets	(22)	88
Preneed funeral and cemetery trust investments	(4,502)	(837)
Accounts payable and accrued liabilities	(2,789)	(32)
Litigation settlement	(3,300)	—
Deferred preneed funeral and cemetery revenue	248	601
Deferred preneed funeral and cemetery receipts held in trust	2,616	(57)

Net cash provided by operating activities	6,951	14,517
Cash flows from investing activities:
Net proceeds from the sale of assets	655	400
Acquisitions	—	(15,519)
Growth capital expenditures	(2,166)	(949)
Maintenance capital expenditures	(1,646)	(3,438)

Net cash used in investing activities	(3,157)	(19,506)
Cash flows from financing activities:
Net borrowings under credit facility	—	3,200
Payments on senior long-term debt and obligations under capital leases	(413)	(212)
Purchase of convertible junior subordinated debenture	—	(576)
Proceeds from the exercise of stock options and employee stock purchase plan	152	349
Purchase of treasury stock	(2,841)	—
Dividend on redeemable preferred stock	(7)	(7)
Other financing expenses	(94)	(43)

Net cash provided by (used in) financing activities	(3,203)	2,711

Net increase (decrease) in cash and cash equivalents	591	(2,278)
Cash and cash equivalents at beginning of period	5,007	3,616

Cash and cash equivalents at end of period	$5,598	$1,338

CARRIAGE SERVICES, INC.
Selected Financial Data
June 30, 2010
(unaudited)

	December 31,	June 30,
Selected Balance Sheet Data:	2009	2010
Cash and short-term investments	$3,616	$1,338
Total Senior Debt (a)	136,874	140,130
Days sales in funeral accounts receivable	20.0	20.1
Senior Debt to total capitalization	39.9	40.3
Senior Debt to EBITDA (rolling twelve months)	3.3	3.3

a)	- Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income to EBITDA for the three and six months ended June 30, 2009 and 2010 and the estimated rolling four quarters ended June 30, 2011 (presented at approximately the midpoint of the range identified in the release)(in 000’s):

	Three months ended June 30,
	2009	2010
Net income	$2,034	$2,299
Provision for income taxes	1,384	1,642

Pre-tax earnings	3,418	3,941
Net interest expense, including loan cost amortization	4,440	4,320
Depreciation & amortization	3,051	2,821

EBITDA	$10,909	$11,082

Revenue	$44,550	$44,517
EBITDA margin	24.5%	24.9%

			Rolling
			Four Quarter
	Six months ended June 30,		Outlook
	2009	2010	June 30, 2011 E
Net income	$4,388	$5,073	$8,900
Provision for income taxes	2,986	3,530	5,900

Pre-tax earnings	7,374	8,603	14,800
Net interest expense, including loan cost amortization	9,036	8,656	18,500
Depreciation & amortization	5,897	5,569	11,700

EBITDA	$22,307	$22,828	$45,000

Revenue	$90,353	$91,364	$190,000
EBITDA margin	24.7%	25%	23.7%
Reconciliation of Non-GAAP Financial Measures, Continued:
Reconciliation of cash provided by operating activities to free cash flow (in 000’s):

	Three months ended June 30,
	2009	2010
Cash provided by operating activities	$7,507	$11,593
Less maintenance capital expenditures	(1,025)	(1,900)

Free cash flow	$6,482	$9,693

	Six months ended June 30,
	2009(1)	2010
Cash provided by operating activities	$10,251	$14,517
Less maintenance capital expenditures	(1,646)	(3,438)

Free cash flow	$8,605	$11,079

(1)	Included in cash flow for the six months ended June 30, 2009 is a $3.3 million litigation settlement payment.